UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 22, 2006
Date of Report (Date of earliest event reported)

SHEPARD INC.
(Exact name of registrant as specified in its charter)

Nevada	333-124632	Applied for
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

470 Granville Street, Suite 318 Vancouver, British Columbia, Canada	V6C 1V5
(Address of principal executive offices)	(Zip Code)

604 (719)-8129
Registrant's telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 - OTHER EVENTS

Item 8.01          Other events

Effective on and with a record date of December 22, 2006 (the "Record Date"), the Board of Directors (the "Board") of Shepard Inc. (the "Company") unanimously resolved, in accordance with Section 78.207 of the Nevada Revised Statutes: Chapter 78, as amended, to complete an increase in the number of shares of the Company's authorized share capital and correspondingly increase the number of its issued and outstanding common shares, in each case on a seven (7) new shares for one (1) old share basis (the "Increase in Authorized Share Capital/Forward Stock Split").

The Increase in Authorized Share Capital/Forward Stock Split was implemented taking into account the Company's authorized share capital and number of issued and outstanding shares of common stock as of the Record Date. As such, the Company's authorized share capital was increased from 75,000,000 common shares to 525,000,000 common shares, and the Company's issued and outstanding common stock was increased from 5,570,000 common shares to 38,990,000 common shares. The par value of the Company's common shares, which is $0.001 per common share, has not changed.

Shareholders should retain their existing share certificates and not return their share certificates to the Company's transfer agent. Share certificates representing the Forward Stock Split have been mailed out to registered shareholders as of the Record Date.

The Company is ascribing no monetary value to Increase in Authorized Share Capital/Forward Stock Split. Accordingly, there should be no tax payable by Canadian or U.S. shareholders as a result of the Increase in Authorized Share Capital/Forward Stock Split. Shareholders are advised to contact their own tax advisors for further information.

Investors are cautioned that trading in the securities of the Company should be considered highly speculative. No exchange, over-the-counter market or regulatory authority has in any way passed upon the merits of the Increase in Authorized Share Capital/Forward Stock Split or has either approved or disapproved the contents of this Current Report.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01          Financial Statements and Exhibits.

(a)       Financial Statements of Business Acquired.

Not applicable.

(b)       Pro forma Financial Information.

Not applicable.

(c)       Shell company transactions.

Not applicable.

(d)       Exhibits.

Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
SHEPARD INC.
DATE: January 2, 2007	By: /s/ Robert Harris ___________________________________ Name: Robert Harris Title: Director

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